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January 25, 2012
Goldman Sachs Trust
71 South Wacker Drive
Chicago, IL 60606

Re:	Goldman Sachs Trust File Nos. 33-17619 and 811-05349
Dear Ladies and Gentlemen:
We have acted as counsel for Goldman Sachs Trust (the “Registrant”), a statutory trust duly organized and validly existing under the laws of the State of Delaware, in connection with amendments to and restatements of the Registrant’s registration statement on Form N-1A under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended (the “Registration Statement”) relating to the issuance and sale by the Registrant of its authorized shares, divided into several series and classes. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Registrant’s Declaration of Trust and Amended and Restated By-Laws, each as amended to date. We note that we are not admitted to practice law in the State of Delaware and, to the extent that this opinion is based on Delaware law, it is based on the published statutes of the State and on the published decisions of courts applying Delaware law.
Based upon the foregoing, we are of the opinion that the shares of each Series and Class have been duly authorized for issuance and, when issued and delivered against payment therefore in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Declaration of Trust, fully paid and non-assessable beneficial interests in such Series and Class. In this regard, we note that, pursuant to Section 2 of Article VIII of the Declaration of Trust, the Trustees have the power to cause each Shareholder, or each Shareholder of any particular Series or Class, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such Shareholder from declared by unpaid dividends owed such Shareholder and/or by reducing the number of Shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the
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Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.
Very truly yours,
/s/ Dechert LLP
Dechert LLP